Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

AGREEMENT by and between Seacoast Banking Corporation of Florida (the “Company”) and Stephen Fowle (“Executive”), dated as of the 6th day of August, 2015.

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations.

Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Certain Definitions.

(a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section l(b)) on which a Change of Control (as defined in Section 2) occurs.

(b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the first anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to Executive that the Change of Control Period shall not be so extended.

2. Change of Control. For the purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:

(a) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “1934 Act”) and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

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(b) any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change of Control: (i) an acquisition directly from the Company, (ii) an acquisition by the Company or any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), (iii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (c) below);;

(c) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 35% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

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3. Employment Period. The Company hereby agrees to continue Executive in its employ of the Company, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the first anniversary of such date (the “Employment Period”).

4. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, and (B) Executive’s services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) engage in other business activities that do not represent a conflict of interest with the full execution of his duties to the Company, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.

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(b) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) at a rate at least equal to the rate of base salary in effect on the date of this Agreement or, if greater, on the Effective Date, paid or payable (including any base salary which has been earned but deferred) to Executive by the Company and its affiliated companies (“Peer Executives”). The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall thereafter refer to the Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii) Annual Bonus. In addition to Annual Base Salary, Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus opportunity at least equal to Executive’s bonus opportunity for the last full fiscal year prior to the Effective Date (annualized in the event that Executive was not employed by the Company for the whole of such fiscal year).

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to Peer Executives, subject to eligibility requirements and terms and conditions of each such plan, but in no event shall such plans, practices, policies and programs provide Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to Executive, those provided generally at any time after the Effective Date to Peer Executives.

(iv) Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s eligible dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to Peer Executives and subject to eligibility requirements and terms and conditions of each such plan.

(v) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company applicable to Peer Executives.

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(vi) Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company applicable to Peer Executives, subject to eligibility requirements and terms and conditions of any such plans, practices, programs and policies.

5. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 5(d) of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive, as reasonably determined by the Company, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months. At the request of Executive or his personal representative, the determination by the Company that the Disability of Executive has occurred shall be certified by a physician mutually agreed upon by Executive, or his personal representative, and the Company .

(b) Cause. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean that Executive:

i) committed an act constituting a misdemeanor involving dishonesty or moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof;

(ii) violated laws, rules or regulations applicable to banks, investment banks, broker-dealers, investment advisors or the banking and securities industries generally, or becomes ineligible to serve as an executive officer of a depository institution, depository institution holding company, or a publicly-traded company;

(iii) committed an act constituting gross negligence or willful misconduct causing harm to the Company;

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(iv) engaged in conduct that materially violated the internal policies or procedures of the Company and which is materially detrimental to the business, reputation, character or standing of the Company;

(v) committed an act of fraud, intentional dishonesty or misrepresentation which is materially detrimental to the business, reputation, character or standing of the Company;

(vi) violated any law relating to employment discrimination, harassment, or retaliation or any policy of the Company relating to employment discrimination, harassment or retaliation;

(vii) used illegal drugs, abused other controlled substances or worked under the influence of alcohol;

(viii) willfully refused to obey lawful directives from the executive to which he reports or the Board, as applicable;

(ix) materially breached any of his obligations under this Agreement; or

(x) engaged in a conflict of interest or self-dealing or materially violated a code or policy of the Company relating to business conduct, ethics, legal compliance or conflict of interest.

The Company shall furnish to Executive in writing a notice of the subsection relied upon and describing the facts establishing Cause under that subsection. In the event that the Company seeks to terminate Executive’s employment for Cause and that subsection (iv), (viii) or (ix) above is the sole reason for termination for Cause, Executive shall have the following cure provisions and rights. Following the Company’s delivery of the Cause notice described above, Executive shall have a period of ten (10) days after the giving of such written notice of proposed termination by the Company in which to attempt to effect a cure of the specified Cause. If at the end of such ten (10) day period no such cure has been effected to the satisfaction of the Board as determined in good faith, then Executive’s employment shall be terminated for Cause as of the end of such ten (10) day period. The Company shall be obligated to provide to Executive only one such notice of proposed termination. If subsequent to effecting a cure of specified deficiencies under subsection (iv), (viii) or (ix) above, Executive is determined by the Board again to have committed an act of Cause under subsection (iv), (viii) or (ix), then employment may be terminated immediately for Cause upon the Company’s giving of notice of termination to Executive.

(c) Good Reason. Executive’s employment may be terminated by Executive for Good Reason or for no reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without Executive’s consent:

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(i) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company which results in a material diminution in Executive’s position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii) the Company’s requiring Executive to be based at any office or location that is more than 35 miles from the office or location where Executive was based immediately prior to the Effective Date; provided, however, that Good Reason shall not include any relocation that results in Executive’s being based at any office or location closer to Executive’s then-principal residence;

(iii) a material reduction in Executive’s Annual Base Salary as in effect on the Effective Date or as the same may be increased from time to time;

(iv) any failure by the Company to comply with and satisfy Section 12(c) of this Agreement; or

(v) the material breach of this Agreement by the Company;

provided, however, that to be effective, any resignation for Good Reason must be within ninety (90) days following the initial existence of one or more of the preceding conditions; must be communicated to the Company in writing by Executive, indicating the subsection relied upon and describing the facts establishing Good Reason under that subsection, no later than thirty (30) days subsequent to the initial existence of the condition, and upon the notice of which the Company shall have a period of at least 30 days during which it may remedy the condition. If at the end of such thirty (30) day period no such cure has been effected, then Executive may terminate his employment for Good Reason within ten (10) days of the end of such thirty (30) day period by providing written notice of the failure to cure and of the termination date.

(d) Notice of Termination. Any termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifies the termination date (which date shall be not less than 60 days after the giving of such notice). The failure by either party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

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(e) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.

6. Obligations of the Company upon Termination.

(a) Termination by the Company Other Than for Cause or Disability; Termination by Executive for Good Reason. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate his employment for Good Reason, then and with respect to the payments and benefits described in Section 6(a)(i)(B) and (C) and Section 6(a)(ii) and (iii) hereof, only if within sixty (60) days after the Date of Termination Executive shall have executed a separation agreement containing a full general release of claims and covenant not to sue in a form satisfactory to the Company (the “Release”) and such Release shall not have been revoked within the time period specified therein:

(i) the Company shall pay to Executive in a lump sum in cash within thirty (30) days after the Date of Termination (or any later date required by Section 14 hereof) the aggregate of the following amounts:

A. the sum of (1) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, and (2) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

B. the amount equal to one (1) times the sum of (x) Executive’s Annual Base Salary at the rate in effect on the Date of Termination, and (y) Executive’s highest annual bonus paid by the Company, including any bonus or portion thereof which has been earned but deferred, for any of the last three full fiscal years prior to the Date of Termination (such amount being referred to as the “Highest Annual Bonus”);

C. the product of (x) Executive’s Highest Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Final Year Bonus”);

(ii) if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then for one year following the Date of Termination (the “Welfare Benefits Continuation Period”), the Company shall pay the excess of (1) the COBRA cost of such coverage over (2) the amount that Executive would have had to pay for such coverage if he had remained employed during the Welfare Benefits Continuation Period and paid the active employee rate for such coverage; provided, however, that (A) that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; and (B) the Welfare Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA;

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 (iii) all unvested stock options to acquire stock of the Company and all awards of restricted stock of the Company held by Executive as of the Date of Termination shall be immediately and fully vested as of the Date of Termination and, in the case of stock options, shall be fully exercisable as of the Date of Termination and shall remain exercisable for the period of time set forth in the applicable option agreement; and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations, the Final Year Bonus and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 6(b) shall include, without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death or disability or retirement, if any, as are applicable to Executive on the Date of Termination.

(c) Cause or Voluntary Termination without Good Reason. If Executive’s employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days after the Date of Termination.

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(d) Expiration of Employment Period. If Executive’s employment shall be terminated due to the normal expiration of the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days after the Date of Termination.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, nor, subject to Section 13(f), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8. Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as explicitly provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

9. Costs of Enforcement.

(a) The Company shall reimburse Executive, on a current basis, for all reasonable legal fees and related expenses incurred by Executive in (i) contesting or disputing any termination of Executive’s employment, or (ii) seeking to obtain or enforce any right or benefit provided by this Agreement, provided, in each case, that Executive is successful on at least one material issue raised in such contest, dispute or enforcement proceeding. If Executive is awarded the right to recover fees and expenses under this Section 9(a), the reimbursement of an eligible expense shall be made within ten business days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in no event later than March 15 of the year after the year in which such rights are established.

(b) Executive shall also be entitled to be paid all reasonable legal fees and expenses, if any, incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit hereunder. Such reimbursement of expenses shall be made on a current basis, as incurred, and in no event later than December 31 of the year following the calendar year in which the taxes that are the subject of the audit or proceeding are remitted to the taxing authority, or where as a result of such audit or proceeding no taxes are remitted, December 31 of the year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the proceeding.

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10. Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive’s employment with the Company or such affiliated companies, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

11. Limitation of Benefits.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 11(b) below). For purposes of this Section 11, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 11, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

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(b) All determinations required to be made under this Section 11, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be used in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 11 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

12. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13. Miscellaneous.

(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

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(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Status Prior to Effective Date. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, Executive’s employment may be terminated by either Executive or the Company at any time prior to the Effective Date, in which case Executive shall have no further rights under this Agreement. However, absent termination of employment of Executive, this Agreement may not be terminated by the Company during the Change of Control Period and before the Effective Date.

(d) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Florida shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(e) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company:	Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attention: Chief Executive Officer

To Executive:

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

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(h) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the date of this Agreement, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

14. Code Section 409A.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or Executive’s Disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

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(d) Treatment of Installment Payments. Each payment of termination benefits under Section 6 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e) Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a separation agreement including a release of claims, such separation agreement including the release must be executed and all revocation periods shall have expired within 60 days after the date of termination or resignation; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 14(c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination or resignation provided such separation agreement including the release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

(f) Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under Sections 4(b)(v) and (vi) or Section 6(a)(ii), and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under Sections 4(b)(v) and (vi) or Section 6(a)(ii) shall be subject to liquidation or exchange for another benefit.

(g) Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Change in Control Employment Agreement as of the date first above written.

Seacoast Banking Corporation of Florida

By:	/s/ Dennis S. Hudson, III
Dennis S. Hudson, III
Title:	Chairman

EXECUTIVE:

/s/ Stephen A. Fowle